EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CIT Group Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CIT Group Inc. of our report dated January 25, 2001, relating to the consolidated balance sheet of The CIT Group, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000, included in the Current Report on Form 8-K of CIT Group Inc. dated July 10, 2002.

/s/ KPMG LLP

Short Hills, New Jersey
July 24, 2002